Exhibit 23(e)(1)

DISTRIBUTION AGREEMENT

     THIS AGREEMENT is made as of July 13, 2009, between IndexIQ Trust, a Delaware trust (the “Fund”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”).

     WHEREAS, the Fund is an open-end non-diversified investment company registered under the Investment Company Act of 1940, as amended, presently consisting of the portfolio(s) listed in Appendix A;

     WHEREAS, ALPS is registered as a broker-dealer under the Securities Exchange Act of 1934 (the “1934 Act”) and a member of the Financial Industry Regulatory Authority (“FINRA”); and

     WHEREAS, the Fund wishes to employ the services of ALPS in connection with the promotion and distribution of the shares of the Fund (the “Shares”).

     NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows.

1.	ALPS Appointment and Duties.

(a)

The Fund hereby appoints ALPS to provide the distribution services set forth in this Agreement on Appendix B, as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish such specified services. ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(b)

ALPS may employ or associate itself with a person or persons or organizations as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of ALPS, and the Fund shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	ALPS Compensation; Expenses.

(a)

ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein. ALPS will not bear any of the costs of Fund personnel. Other Fund expenses incurred shall be borne by the Fund or the Fund’s investment adviser, including, but not limited to, initial organization and offering expenses; the blue sky registration and qualification of Shares for sale in the various states in which the officers of the Fund shall determine it advisable to qualify such Shares for sale (including registering the Fund as a broker or dealer or any officer of the Fund as agent or salesman in any state); litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Fund shares; administration, transfer agency, and custodial expenses; interest; Fund directors’ or trustees’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of the Fund’s directors or trustees; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents and supplements, proxy materials, and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”).

3.	Documents. The Fund has furnished or will furnish, upon request, ALPS with copies of the Fund’s Declaration of Trust, advisory agreement, custodian agreement, transfer agency agreement, administration agreement, current prospectus, statement of additional information, periodic Fund reports, and all forms relating to any plan, program or service offered by the Fund. The Fund shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Fund shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Fund with the SEC and any amendments and supplements thereto that are filed with the SEC.

4.	Sales of Shares.

(a)

The Fund grants to ALPS the right to sell the Shares as agent on behalf of the Fund, during the term of this Agreement, subject to the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”), the Investment Company Act of 1940, as amended (the “1940 Act”), and of the laws governing the sale of securities in the various states (“Blue Sky Laws”), under the terms and conditions set forth in this Agreement. ALPS shall have the right to sell, as agent on behalf of the Fund, the Shares covered by the registration statement, prospectus and statement of additional information for the Fund then in effect under the 1933 Act and 1940 Act.

	(b)	The rights granted to ALPS shall be exclusive, except that the Fund reserves the right to sell Shares directly to investors on applications received and accepted by the Fund.

(c)

Except as otherwise noted in the Fund’s current prospectus and/or statement of additional information, all Shares sold to investors by ALPS or the Fund will be sold at the public offering price. The public offering price for all accepted subscriptions will be the net asset value per Share, as determined in the manner described in the Fund’s current prospectus and/or statement of additional information.

(d)

The Fund shall receive the net asset value per Share on all sales. If a fee in connection with shareholder redemptions is in effect, such fee will be paid to the Fund. The net asset value of the Shares will be calculated by the Fund or by another entity on behalf of the Fund. ALPS has no duty to inquire into, or liability for, the accuracy of the net asset value per Share as calculated.

(e)

The Fund reserves the right to suspend sales and ALPS’ authority to process orders for Shares on behalf of the Fund if, in the judgment of the Fund, it is in the best interests of the Fund to do so. Suspension will continue for such period as may be determined by the Fund.

(f)

In consideration of these rights granted to ALPS, ALPS agrees to use its best efforts to solicit orders for the sale of the Shares at the public offering price and will undertake such advertising and promotion as it believes is reasonable in connection with such solicitation. ALPS shall review and file such materials with the SEC and/or FINRA to the extent required by the 1934 Act and the 1940 Act and the rules and regulations thereunder, and by the rules of FINRA. This shall not prevent ALPS from entering into like arrangements (including arrangements involving the payment of underwriting commissions) with other issuers. ALPS will act only on its own behalf as principal should it choose to enter into selling agreements with selected dealers or others.

(g)

ALPS is not authorized by the Fund to give any information or to make any representations other than those contained in the registration statement or prospectus and statement of additional information, or contained in shareholder reports or other material that may be prepared by or on behalf of the Fund for ALPS’ use. Consistent with the foregoing, ALPS may prepare and distribute sales literature or other material as it may deem appropriate in consultation with the Fund, provided such sales literature complies with applicable law and regulations.

(h)

The Fund agrees that it will take all action necessary to register the Shares under the 1933 Act and the 1940 Act (subject to the necessary approval of its shareholders). The Fund shall make available to ALPS, at ALPS’ expense, such number of copies of its prospectus, statement of additional information, and periodic reports as ALPS may reasonably request. The Fund shall furnish to ALPS copies of all information, financial statements and other papers, which ALPS may reasonably request for use in connection with the distribution of Shares of the Fund.

(i)

The Fund agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as ALPS may designate. The Fund must notify ALPS in writing of the states in which the Shares may be sold and must notify ALPS in writing of any changes to the information contained in the previous notification.

(j)

The Fund shall not use the name of ALPS, or any of its affiliates, in any prospectus or statement of additional information, sales literature, and other material relating to the Fund in any manner without the prior written consent of ALPS (which shall not be unreasonably withheld); provided, however, that ALPS hereby approves all lawful uses of the names of ALPS and its affiliates in the prospectus and statement of additional information of the Fund and in all other materials which merely refer in accurate terms to its appointment hereunder or which are required by the SEC, FINRA, OCC or any state securities authority.

(k)

Neither ALPS nor any of its affiliates shall use the name of the Fund in any publicly disseminated materials, including sales literature, in any manner without the prior consent of the Fund (which shall not be unreasonably withheld); provided, however, that the Fund hereby approves all lawful uses of its name in any required regulatory filings of ALPS which merely refer in accurate terms to the appointment of ALPS hereunder, or which are required by the SEC, FINRA, OCC or any state securities authority.

	(l)	ALPS will promptly transmit any orders received by it for purchase, redemption, or exchange of the Shares to the Fund’s transfer agent.

(m)

The Fund agrees to issue Shares of the Fund and to request The Depository Trust Company to record on its books the ownership of such Shares in accordance with the book-entry system procedures described in the prospectus in such amounts as ALPS has requested through the transfer agent in writing or other means of data transmission, as promptly as practicable after receipt by the Fund of the requisite deposit securities and cash component (together with any fees) and acceptance of such order, upon the terms described in the Registration Statement.

(n)

The Fund agrees that it will take all action necessary to register an indefinite number of Shares under the 1933 Act. The Fund shall make available to ALPS, at ALPS’ expense, such number of copies of its prospectus, statement of additional information, and periodic reports as ALPS may reasonably request. The Fund will furnish to ALPS copies of all information, financial statements and other papers, which ALPS may reasonably request.

(o)

The Fund agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as ALPS may designate. The Fund will keep ALPS informed of the jurisdictions in which Shares of the Fund are authorized for sale and shall promptly notify ALPS of any change in this information.

5.	Insurance. ALPS agrees to maintain fidelity bond and liability insurance coverages which are, in scope and amount, consistent with coverages customary for distribution activities relating to the Fund. ALPS shall notify the Fund upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage. Such notification shall include the date of change and the reason or reasons therefor. ALPS shall notify the Fund of any material claims against it, whether or not covered by insurance, and shall notify the Fund from time to time as may be appropriate of the total outstanding claims made by it under its insurance coverage.

6.	Right to Receive Advice.

(a)

Advice of the Fund and Service Providers. If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice, or instructions from the Fund or, as applicable, the Fund’s investment adviser, custodian, or other service providers.

(b)

Advice of Counsel. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser, or ALPS, at the option of ALPS).

(c)

Conflicting Advice. In the event of a conflict between directions, advice or instructions ALPS receives from the Fund or any service provider and the advice ALPS receives from counsel, ALPS may in its sole discretion rely upon and follow the advice of counsel. ALPS will provide the Fund with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Fund. Upon request, ALPS will provide the Fund with a copy of such advice of counsel.

7.	Standard of Care; Limitation of Liability; Indemnification.

	(a)	ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)

In the absence of willful misfeasance, bad faith, negligence, or reckless disregard by ALPS in the performance of its duties, obligations, or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors, agents, and employees, shall not be liable for, and the Fund agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, assessments, claims, and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

		(i)	the inaccuracy of factual information furnished to ALPS by the Fund or the Fund’s investment adviser, custodians, or other service providers;

		(ii)	any untrue statement of a material fact or omission of a material fact required to be stated or necessary in order to make the statements not misleading under the 1933 Act, the 1940 Act, or any other statute or the common law, in any registration statement, prospectus, statement of additional information, shareholder report, or other information filed or made public by the Fund

(as amended from time to time), except to the extent the statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund by or on behalf of ALPS;

		(iii)	any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates;

(iv)

losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature, or non-performance by a third party;

		(v)	ALPS’ reliance on any instruction, direction, notice, instrument or other information that ALPS reasonably believes to be genuine;

		(vi)	loss of data or service interruptions caused by equipment failure; or

		(vii)	any other action or omission to act which ALPS takes in connection with the provision of services to the Fund.

(c)

ALPS shall indemnify and hold harmless the Fund, the Fund’s investment adviser and their respective officers, directors, agents, and employees from and against any and all taxes, charges, expenses, assessments, claims, and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from ALPS’ willful misfeasance, bad faith, negligence, or reckless disregard in the performance of its duties, obligations, or responsibilities set forth in this Agreement.

(d)

Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages. Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

8.

Activities of ALPS. The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others. The Fund recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into distribution agreements or other agreements with such other corporations and businesses.

9.	Accounts and Records. The accounts and records maintained by ALPS shall be the property of the Fund. ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. ALPS shall surrender such accounts and records to the Fund, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Fund. The Fund shall have access to such accounts and records at all times during ALPS’ normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by ALPS to the Fund at the Fund’s expense. ALPS shall assist the Fund, the Fund’s independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund’s accounts and records, and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.

10.

Confidential and Proprietary Information. ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Fund and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Fund and not to use, sell, transfer, or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Fund, which approval shall not be unreasonably withheld. Approval may not be withheld where ALPS may be exposed to civil, regulatory, or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Fund. When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information. ALPS shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality, and integrity of, and to prevent unauthorized access to or use of records and information relating to the Fund and its current and former shareholders.

11.

Compliance with Rules and Regulations. ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Fund hereunder shall cause the Fund to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Fund of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Fund’s public filings or otherwise provided to ALPS). Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Fund. ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Fund a certification to such effect no less than annually or as otherwise reasonably requested by the Fund. ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Fund.

12.	Representations and Warranties of ALPS. ALPS represents and warrants to the Fund that:

	(a)	It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

	(b)	It is empowered under applicable laws and by its Articles of Incorporation and By- laws to enter into and perform this Agreement.

	(c)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

	(d)	It is registered as a broker-dealer under the 1934 Act and is a member of FINRA

	(e)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(f)

ALPS has conducted a review of its supervisory controls system and has made available to the Fund the most current report of such review and any updates thereto. Every time ALPS conducts a review of its supervisory control system it will make available to the Fund for inspection a report of such review and any updates thereto. ALPS shall immediately notify the Fund of any changes in how it conducts its business that would materially change the results of its most recent review of its supervisory controls system and any other changes to ALPS’ business that would affect the business of the Fund or the Fund’s investment adviser.

13.	Representations and Warranties of the Fund. The Fund represents and warrants to ALPS that:

	(a)	It is a trust duly organized and existing and in good standing under the laws of the state of Delaware and is registered with the SEC as an open-end non-diversified management investment company.

	(b)	It is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement.

	(c)	The Board of Trustees of the Fund has duly authorized it to enter into and perform this Agreement.

(d)

Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of ALPS hereunder without the prior written approval or ALPS, which approval shall not be unreasonably withheld or delayed.

14.	Consultation Between the Parties. ALPS and the Fund shall regularly consult with each other regarding ALPS’ performance of its obligations under this Agreement. In connection therewith, the Fund shall submit to ALPS at a reasonable time in advance of filing with the

SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the 1933 Act and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

15.	Anti-Money Laundering. ALPS agrees to maintain an anti-money laundering program in compliance with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”) and all applicable laws and regulations promulgated thereunder. ALPS confirms that, as soon as possible, following the request from the Fund, ALPS will supply the Fund with copies of ALPS’ anti-money laundering policy and procedures, and such other relevant certifications and representations regarding such policy and procedures as the Fund may reasonably request from time to time.

16.	Liaison with Accountants. ALPS shall act as a liaison with the Fund’s independent public accountants and shall provide audit-related materials as requested by the independent public accountant as it relates to the services provided by ALPS under this Agreement. ALPS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants as reasonably requested or required by the Fund.

17.	Business Interruption Plan. ALPS shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, ALPS shall, at no additional expense to the Fund, take commercially reasonable steps to minimize service interruptions.

18.	Duration and Termination of this Agreement.

(a)

Initial Term. This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends two (2) years after the Start Date (the “Initial Term”).

(b)

Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods, provided such continuance is specifically approved at least annually (i) by the Fund’s Board of Trustees or (ii) by a vote of a majority of the outstanding voting securities of the relevant portfolio of the Fund, provided that in either event the continuance is also approved by the majority of the Trustees of the Fund who are not interested persons (as defined in the 1940 Act) of any party to this Agreement by vote cast in person at a meeting called for the purpose of voting on such approval. If a plan under Rule 12b-1 of the 1940 Act is in effect, continuance of the plan and this Agreement must be approved at least annually by a majority of the Trustees of the Fund who are not interested persons (as defined in the 1940 Act) and have no financial interest in the operation of such plan or in any agreements related to such plan, cast in person at a meeting called for the purpose of voting on such approval.

	(c)	This Agreement is terminable without penalty on sixty (60) days’ written notice by the Fund’s Board of Trustees, by vote of the holders of a majority of the outstanding voting securities of the relevant portfolio of the Fund, or by ALPS.

	(d)	Deliveries Upon Termination. Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of distribution duties and shall deliver to the Fund or as otherwise directed by the Fund (at the expense of the Fund) all records and other documents made or accumulated in the performance of its duties for the Fund hereunder. In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Fund uses all reasonable commercial efforts to appoint such replacement on a timely basis.

19.

Limitation of Liability. The Declaration of Trust, establishing the Fund, which is hereby referred to and a copy of which is on file with the Secretary of State of the State of Delaware, provides that the Trustees shall be entitled to the protection against personal liability for the obligations of the Fund under Section 3803(b) of the Delaware Business Trust Act, as amended (the “DBTA”). It is expressly acknowledged and agreed that the obligations of the Fund hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Fund, personally, but shall bind only the trust property of the Fund, as provided in its Declaration of Trust and under Section 3803 of the DBTA. The execution and delivery of this Agreement have been authorized by the Trustees of the Fund and signed by an officer of the Fund, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Fund as provided in its Declaration of Trust and under Section 3803 of the DBTA. ALPS understands that the rights and obligations of each series of shares of the Fund under the Declaration of Trust are separate and distinct from those and any and all other series.

20.

Severability; Survival. If any provisions of this Agreement shall be held or made invalid, in whole or in part, then the other provisions of this Agreement shall remain in force. Invalid provisions shall, in accordance with the Agreement’s intents and purpose, be amended, to the extent legally possible, by valid provisions in order to effectuate the intended results of the invalid provisions. Section 7, 10 and 19 shall survive the termination of this Agreement.

21.

Assignment. This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act). This Agreement shall not be assignable by the Fund without the prior written consent of ALPS.

22.

Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

23.

Names. The obligations of the Fund entered into in the name or on behalf thereof by any director, shareholder, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of the Fund personally, but bind only the property of the Fund, and all persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund.

24.	Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

25.

Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Distributors, Inc.
1290 Broadway, Suite 1100
Denver, Colorado 80203
Attn: General Counsel
Fax: (303) 623-7850

To the Fund:

IndexIQ Trust
800 Westchester Avenue, Suite N-611
Rye Brook, New York 10573

Attn: President
Fax: (914) 697-4995

26.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

27.

Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

By:	/s/ Adam S. Patti
Name:	Adam S. Patti
Title:	CEO

ALPS DISTRIBUTORS, INC.

By:	/s/ Thomas A. Carter
Name:	Thomas A. Carter
Title:	President

APPENDIX A

LIST OF PORTFOLIOS

IQ Alpha Hedge Strategy Fund

APPENDIX B

SERVICES

  Act as legal underwriter/distributor

  Maintain Licensing of Sponsor’s staff:

    Coordinate Testing;

    File Documentation

    Maintain and Supervise Existing Registrations

  Prepare, update, execute and maintain broker/dealer selling agreements

  Review/File all marketing materials (including Internet sites) with FINRA

  Oversee and Administer 12b-1 Plans